                                                                  Rule 424(b)(3)
                                                     Registration No. 333-112274

              Addendum to Prospectus Supplement Dated April 7, 2005

                                                          Dated: October 1, 2005

                                 STATE OF ISRAEL
                  FIFTH LIBOR FLOATING RATE ISSUE DOLLAR BONDS

Initial Interest Rate for the Bonds purchased during October 2005 is 4.55%. This interest rate was calculated as follows:

Applicable LIBOR    +       Number of basis points        =        Initial Rate
For October 2005            set by State of Israel
                            at beginning of this monthly
                            sales period

4.25%               +       30 Basis Points               =        4.55%

Applicable LIBOR is then adjusted each December 1st and June 1st during the term of the bonds.

Bonds purchased in November 2005 will receive the rate and spread in effect for that sales period.

A purchase is effective when all required subscription documents are received in a form acceptable to Israel and the full purchase price is accepted.

In addition to the circumstances set forth in the prospectus, Israel will repurchase bonds at the option of the owner(s) prior to maturity upon sixty (60) days written notice and presentation of the bond and other necessary legal documents, under the following circumstances:

     (i) from an Employee Benefit Plan, which is the original registered owner of the bond, after three (3) years from the issue date, or from an Employee Benefit Plan which is a permissible transferee, after three (3) years from the date of transfer; and

     (ii) from the original registered owner, other than an Employee Benefit Plan, seven (7) years from the issue date, or from a registered owner who is a transferee, other than an Employee Benefit Plan, seven (7) years from the date of transfer.